UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the Securities Act of 1933

Omnicom Group Inc.

(Exact name of registrant as specified in its charter)

New York	13-1514814
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

280 Park Avenue

New York, NY 10017

(212) 415-3600

(Address of Principal Executive Offices)

(Zip Code)

Omnicom Group Inc. 2021 Incentive Award Plan

The Interpublic Group of Companies, Inc. Amended and Restated 2019 Performance Incentive Plan

(Full title of the Plan)

Copy to: Louis F. Januzzi, Esq. Senior Vice President, General Counsel and Secretary Omnicom Group Inc. 280 Park Avenue New York, NY 10017 (212) 415-3600	Copy to: Joel H. Trotter, Esq. Latham & Watkins LLP 555 Eleventh Street, N.W. Washington, D.C. 20004 (202) 637-2165
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

On or about November 26, 2025, Omnicom Group Inc. (“Omnicom”) will complete the all-stock acquisition of The Interpublic Group of Companies, Inc. (“IPG”), whereby EXT Subsidiary Inc., a direct wholly owned subsidiary of Omnicom, will merge with and into IPG (the “Merger”), with IPG continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Omnicom.

Effective as of the effective time of the Merger (the “Effective Time”), each outstanding and unexercised option to purchase shares of IPG common stock (each, an “IPG Stock Option”) will be assumed by Omnicom and converted into an option to purchase a number of shares of Omnicom common stock equal to the product of (x) the number of shares of IPG common stock subject to such IPG Stock Option immediately prior to the Effective Time multiplied by (y) 0.344, rounded down to the nearest whole share (an “Omnicom Stock Option”). Each Omnicom Stock Option will have an exercise price per share of Omnicom common stock equal to the quotient obtained by dividing (x) the exercise price per share of an IPG Stock Option by (y) 0.344 (rounded up to the nearest whole cent). Each Omnicom Stock Option, except as otherwise set forth in this paragraph, will continue to be subject to the same terms and conditions as applicable to the IPG Stock Option immediately prior to the Effective Time (including any double-trigger vesting protections, forfeiture and exercisability terms and terms relating to dividend or dividend equivalent rights).

At the Effective Time, Omnicom will also assume The Interpublic Group of Companies, Inc. Amended and Restated 2019 Performance Incentive Plan (the “IPG Stock Plan”). In connection with the assumption of the IPG Stock Plan, shares of IPG common stock available for issuance under the IPG Stock Plan (as adjusted by the applicable exchange ratio in connection with the Merger) (the “Assumed IPG Share Reserve”) will become available for awards under the Omnicom Group Inc. 2021 Incentive Award Plan (the “Omnicom Stock Plan”), and will not reduce the number of shares of Omnicom common stock authorized for grant under the Omnicom Stock Plan, provided that such awards may only be made to individuals who are not employees or members of the board of directors of Omnicom prior to the Effective Time.

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Omnicom to register (x) 86,000 shares of Omnicom common stock issuable upon the exercise of the Omnicom Stock Options by future directors, officers and employees of Omnicom who are directors, officers and employees of IPG immediately prior to the Effective Time and (y) 5,857,733 shares of Omnicom common stock that may become issuable pursuant to awards that may be granted, issued, purchased and/or settled under the Omnicom Stock Plan in respect of the Assumed IPG Share Reserve.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 (as amended, the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or a prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Omnicom are incorporated as of their respective dates in this Registration Statement by reference:

•	Omnicom’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 5, 2025;

•	The information specifically incorporated by reference into Omnicom’s Annual Report on Form 10-K from its Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 27, 2025;

•

Omnicom’s Quarterly Reports on Form 10-Q for the quarterly periods ended March  31, 2025, June  30, 2025 and September 30, 2025, filed with the Commission on April 16, 2025, July 16, 2025 and October 22, 2025, respectively;

•

Omnicom’s Current Reports on Form 8-K, filed with the Commission on March  7, 2025, March  14, 2025, March  19, 2025, May  9, 2025, May  14, 2025, June  23, 2025, August  11, 2025, August  25, 2025, September  9, 2025, September  30, 2025, October  30, 2025 and November 26, 2025; and

•

The description of Omnicom’s common stock contained in the Registration Statement on Form S-3 filed with the Commission on October 21, 2024 (File No. 333-282748), including any subsequently filed amendments and reports updating such description.

All documents filed by Omnicom pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents; except as to any information furnished to, rather than filed with, the Commission (including under Items 2.02 and 7.01of Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not required to be filed with this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Omnicom’s restated certificate of incorporation contains a provision limiting the liability of directors (except for approving statutorily prohibited dividends, share repurchases or redemptions, distributions of assets on dissolution or loans to directors) to acts or omissions determined by a judgment or other final adjudication to have been in bad faith, involving intentional misconduct or a knowing violation of the law, or resulting in personal gain to which the director was not legally entitled. Omnicom’s by-laws provide that an officer or director will be indemnified against any costs or liabilities, including attorney’s fees and amounts paid in settlement with Omnicom’s consent in connection with any claim, action or proceeding to the fullest extent permitted by the New York Business Corporation Law (the “NYBCL”).

Omnicom has entered into indemnification agreements with each of its executive officers, directors and certain other employees. Under the indemnification agreements, Omnicom agrees to indemnify the indemnitee to the fullest extent permitted by applicable law if the indemnitee is made, or is threatened to be made, a party to any proceeding (including a proceeding by or in the right of Omnicom to procure a judgment in its favor) against all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties and amounts paid in settlement) actually and necessarily incurred by the indemnitee in connection with the proceeding. In addition, to the extent that the indemnitee is, by reason of his corporate status, a witness in any proceeding to which the indemnitee is not a party, Omnicom agrees to indemnify and hold harmless the indemnitee against all expenses actually and necessarily incurred by him or on his behalf in connection therewith. Omnicom also agrees that, to the extent Omnicom maintains liability insurance applicable to agents of Omnicom or of any other enterprise which such agent serves at the request of Omnicom, the indemnitee will be covered by such policies in accordance with its or their terms to the maximum extent of the coverage available for any such agent under such policy or policies.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of, or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized. Section 722 and Section 723 of the NYBCL contain certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by the corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of Article 7 of the NYBCL, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Financial Services, for a retention amount and for co-insurance.

Omnicom has purchased liability insurance for its officers and directors as permitted by Section 726 of the NYBCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Restated Certificate of Incorporation of Omnicom Group Inc. (filed as Exhibit 3.1 to Omnicom’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 (File No. 1-10551), filed with the Commission on October 20, 2011 and incorporated herein by reference).

4.2	By-laws of Omnicom Group Inc., as amended and restated on October 17, 2024 (filed as Exhibit 3.1 to Omnicom’s Current Report on Form 8-K dated October 17, 2024 (File No. 1-10551), filed with the Commission on October 18, 2024 and incorporated herein by reference).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP.

24.1*	Power of Attorney (included on signature page of this Registration Statement).

99.1	Omnicom Group Inc. 2021 Incentive Award Plan (filed with the Company’s Definitive Proxy Statement on Schedule 14A (File No. 1-10551), filed on March 25, 2021 and incorporated herein by reference).

99.2	The Interpublic Group of Companies, Inc. Amended and Restated 2019 Performance Incentive Plan (filed as Exhibit 10.1 to IPG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 (File No. 1-06686), filed on April 24, 2024 and incorporated herein by reference).

107	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 26th day of November, 2025.

OMNICOM GROUP INC.

By:	/s/ Philip J. Angelastro
Philip J. Angelastro
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints John D. Wren and Philip J. Angelastro, and each of them, with full power to act without the other, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John D. Wren John D. Wren	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	November 26, 2025

/s/ Philip J. Angelastro Philip J. Angelastro	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 26, 2025

/s/ Andrew L. Castellaneta Andrew L. Castellaneta	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	November 26, 2025

/s/ Mary C. Choksi Mary C. Choksi	Director	November 26, 2025

/s/ Leonard S. Coleman, Jr. Leonard S. Coleman, Jr.	Director	November 26, 2025

/s/ Mark D. Gerstein Mark D. Gerstein	Director	November 26, 2025

/s/ Ronnie S. Hawkins Ronnie S. Hawkins	Director	November 26, 2025

/s/ Deborah J. Kissire Deborah J. Kissire	Director	November 26, 2025

/s/ Gracia C. Martore Gracia C. Martore	Director	November 26, 2025

/s/ Patricia Salas Pineda Patricia Salas Pineda	Director	November 26, 2025

/s/ Linda Johnson Rice Linda Johnson Rice	Director	November 26, 2025

/s/ Cassandra Santos Cassandra Santos	Director	November 26, 2025

/s/ Valerie M. Williams Valerie M. Williams	Director	November 26, 2025